Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Receives Guidance from NASDAQ Regarding Minimum Bid Price Requirement

CORAL GABLES, FL, December 27, 2012 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it received a Nasdaq Staff Deficiency Letter, dated December 24, 2012, indicating that the Company is not in compliance with the Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market.

The Nasdaq Listing Rules (the “Rules”) require listed securities to maintain a minimum bid price of $1.00 per share and, based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement. In light of the deficiency, the Rules also provide the Company with a grace period of 180 calendar days in which to regain compliance. If at any time during this grace period the bid price of the Company’s security closes at or above $1.00 per share for a minimum of ten consecutive business days, the Nasdaq Stock Market will provide the Company with a written confirmation of compliance and the matter will be closed.

In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, the Company may be eligible for an additional 180-day grace period if at such time it meets the initial listing standards for listing on the Nasdaq Capital Market, with the exception of the bid price requirement.

The Company understands the Nasdaq requirements and believes it will be able to regain compliance with the Rules within the allotted grace period.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting orphan drug diseases and disorders of the central nervous system. Catalyst has three products in development, Firdapse™, which Catalyst plans to develop for commercialization in North America as a treatment for Lambert-Eaton Myasthenic Syndrome (LEMS), CPP-115, a GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin, which Catalyst plans to develop for the treatment of epilepsy (primarily infantile spasms) and CPP-109 (vigabatrin), which Catalyst hopes to develop for the treatment of Tourette’s Disorder. For additional information about Catalyst, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the Company will be able to regain compliance with the Rules within any applicable grace periods, whether any of the Company’s product candidates will ever be approved for commercialization, and those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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